EXHIBIT 99.1

                         NATIONAL HOME HEALTH CARE CORP.
                       ANNOUNCES EARNINGS FOR THE QUARTER
                       AND FISCAL YEAR ENDED JULY 31, 2005



Scarsdale, New York, October 28, 2005, National Home Health Care Corp. (National
Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported results for the quarter and fiscal year ended July 31, 2005.

Net patient revenue for the quarter ended July 31, 2005 was $25,871,000, an increase of 9.8% from $23,570,000 for the quarter ended July 31, 2004. Net income for the quarter ended July 31, 2005 was $592,000, or $.10 per diluted share, as compared to a net income of $1,219,000, or $.21 per diluted share, for the quarter ended July 31, 2004.

Net patient revenue for the fiscal year ended July 31, 2005 was $98,461,000, an increase of 4.0% from $94,592,000 for the fiscal year ended July 31, 2004. Net income for the fiscal year ended July 31, 2005 was $3,567,000, or $.62 per diluted share, compared to a net income of $4,720,000, or $.83 per diluted share, for the fiscal year ended July 31, 2004.

The increase in net patient revenue in the quarter ended July 31, 2005 was primarily attributable to the acquisition of Helping Hands Health Care on May 22, 2005. The decrease in net income for the quarter ended July 31, 2005 was primarily attributable to an additional provision for possible losses of $712,000, due to the bankruptcy of certain customers of the Company during the quarter.

The increase in net patient revenue for the fiscal year ended July 31, 2005 was attributable to the expansion of the Company's operations in New Jersey, Connecticut and Massachusetts, offset by a decline in revenue from the New York operations. The decrease in net income for the fiscal year ended July 31, 2005 was attributable to higher wages paid to all caregivers without corresponding increases in reimbursement rates and increased general and administrative expenses.

     CONTACT: Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000.


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STATEMENT OF OPERATIONS DATA:

                                               QUARTER ENDED                  FISCAL YEAR ENDED
                                                  JULY 31,                         JULY 31,

                                          2005              2004             2005             2004
                                       -----------      -----------      -----------      -----------
Revenues                               $25,871,000      $23,570,000      $98,461,000      $94,592,000
Operating expenses                      25,073,000       21,497,000       93,090,000       86,975,000
Income from operations                     798,000        2,073,000        5,371,000        7,617,000
Other income:
   Interest income                          82,000           44,000          275,000          143,000
Income before taxes                        880,000        2,117,000        5,646,000        7,760,000
Provision for income taxes                 288,000          898,000        2,079,000        3,040,000
Net income                                 592,000        1,219,000        3,567,000        4,720,000
Earnings per share - diluted           $      0.10      $      0.21      $      0.62      $      0.83
Weighted average shares - diluted        5,749,550        5,752,416        5,732,842        5,700,770
Dividends declared per share           $     0.075            - - -      $      0.30            - - -

BALANCE SHEET DATA:

                                                 JULY 31,
                                          2005             2004
                                       -----------      -----------
Cash and cash equivalents              $16,184,000      $20,185,000
Total current assets                    37,407,000       39,616,000
Total assets                            55,600,000       53,486,000
Total current liabilities                4,678,000        4,447,000
Non-current liabilities                  - - -           - - -
Stockholders' equity                    50,922,000       49,039,000